EXHIBIT (h)(29)
Amendment to Participation Agreement
Goldman Sachs Variable Insurance Trust
Goldman, Sachs & Co,
Farmers New World Life Insurance Company
Amendment No. 1
     This Amendment No. 1 to the Participation Agreement dated April 25, 2001, by and between Goldman Sachs Variable Insurance Trust, (the “Trust”), Goldman, Sachs & Co, (the “Distributor”), and Farmers New World Life Insurance Company (the “Company”), is effective as of May 31, 2008.
     WHEREAS, the Company, the Trust and the Distributor have entered into the Agreement whereby the Trust would serve as an investment vehicle for a certain separate accounts(s) of the Company and the Distributor would sell shares of certain series and/or classes (“Portfolios”) to such separate account(s); and
     WHEREAS, the Company will issue a new variable life insurance product, Farmers EssentialLife Universal Life, effective September 1, 2008, and desires to utilize shares of one or more Portfolios as an investment vehicle for Farmers EssentialLife Universal Life insurance contracts funded by the separate account(s).
     NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the parties agree as follows:
1.	The portfolios to be made available to the Company as the sponsor of the separate accounts shall be amended as listed in Exhibit A, attached hereto and incorporated herein by reference, which identifies the separate accounts and provides the names of the Portfolios as well as the associated policy contract(s).

2.	All other provisions of the Agreement not expressly modified by this Amendment No. 1 shall remain in full force and effect. Any conflict between the terms and conditions provided in this Amendment No. 1 and the terms and conditions of the Agreement shall be controlled by the terms and conditions of this Amendment No. 1.

3.	This Amendment No. 1 may be executed simultaneously in multiple counterparts, each of which taken together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, each of the parties has caused it duly authorized officers to execute this Amendment No. 1.

The Trust	Goldman Sachs Variable Insurance Trust

By:

Name:
Title:

The Distributor	Goldman, Sachs & Co,

By:

Name:
Title:

The Company	Farmers New World Life Insurance Company

By:

Name:
Title:

EXHIBIT A
Amendment to Schedule 3 of the Goldman Sachs Form of Participation Agreement

Name of Separate Account and Date Established by FNWL Board of Directors
Farmers Annuity Separate Account A — 4-6-99	811-09547
Farmers Variable Life Separate Account A — 4-6-99	811-09507
Portfolios to be made available to FNWL as sponsor of the Separate Accounts and the Contracts associated with the Portfolio:
     Goldman Sachs Variable Insurance Trust
          Goldman Sachs Variable Insurance Trust

Goldman Sachs Capital Growth Fund	Institutional Class

Farmers Variable Annuity
Farmers Variable Universal Life

Goldman Sachs Mid Cap Value Fund	Institutional Class
As of May 1, 2006, the Goldman Sachs Fund is closed to new investors. Only contract owners who are currently invested in that fund may allocate new premiums or transfer additional money into the Goldman Sachs Mid Cap Value Fund.
Accumulator VUL
Farmers Variable Annuity
Farmers Variable Universal Life

Goldman Sachs Structured Small Cap Equity Fund	Institutional Class

Accumulator VUL
Farmers Variable Annuity
Farmers Variable Universal Life